Registration No. 333-17431
                                            Filed Pursuant to Rule 424(b)(3)

          Prospectus Supplement To Prospectus Dated December 17, 1996

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                    1,010,598 SHARES OF CLASS A COMMON STOCK

         The table setting forth the shares to be sold by selling stockholders, which appears under "Selling Stockholders" in the Prospectus, dated December 17, 1996, of Apartment Investment and Management Company ("AIMCO"), is hereby amended and restated to reflect subsequent transfers of securities by the persons originally named in the table, as follows:

                                          Shares Owned Prior     Shares Offered
Selling Stockholder                       to the Offering (1)      Hereby (2)
-------------------                       -------------------      ----------

Terry Considine (3) (4) (5)                     764,508               518,254

Elizabeth C. Considine (6)                      232,441               157,698

Considine Investment Co. (7) (4) (5)            294,416               269,068

Titahotwo Limited Partnership, RLLLP (8)      1,197,800                 2,300

Considine Family Foundation (9)                  98,963                63,278

-----------------------

(1) Represents (i) shares of Common Stock owned by the Selling Stockholder, or
(ii) shares of Common Stock issuable in exchange for AIMCO Properties, L.P. Partnership Common Units ("OP Units") owned by the Selling Stockholder (each OP Unit may be exchanged for one share of Common Stock), in either case, as of September 21, 2005.

(2) The Selling Stockholders may sell some or all of the shares offered hereby. Therefore, no estimate can be given as to the number of shares that will be held by the Selling Stockholders upon termination of any offering made hereby. The shares owned by Mr. Considine, Mrs. Considine, Considine Investment Co. and the Considine Family Foundation represent, in each case, less than 1% of the shares of Common Stock outstanding as of September 21, 2005. The shares owned by Titahotwo Limited Partnership, RLLLP represent approximately 1.3% of the shares of Common Stock outstanding as of September 21, 2005.

(3) Mr. Considine is Chairman of the Board, Chief Executive Officer and President of AIMCO. The number of shares shown as owned by Mr. Considine prior to the offering is comprised of (i) 254,056 shares of Common Stock and (ii) 510,452 shares of Common Stock issuable in exchange for an equal number of OP Units. The number of shares offered hereby is comprised of (i) 48,836 shares of Common Stock and (ii) 469,418 shares of Common Stock issuable in exchange for an equal number of OP Units.

(4) Mr. Considine and Considine Investment Co. may, from time to time, pledge some or all their shares or OP Units to U.S. Bank to secure loans. If a default occurs under a loan, U.S. Bank may sell any or all of such pledged shares, or the shares issuable in exchange for such pledged OP Units, under this Prospectus.

(5) Mr. Considine and Considine Investment Co. may, from time to time, pledge some or all of their shares or OP Units to Merrill Lynch Private Finance Inc. and/or its affiliate Merrill Lynch Bank USA (individually and collectively, "ML") to secure loans. If a default occurs under a loan, ML, its parent, Merrill Lynch & Co., Inc. or another subsidiary thereof may sell such pledged shares, or the shares issuable in exchange for such pledged OP Units, under this Prospectus.

(6) Mrs. Considine is the spouse of Mr. Considine. The number of shares shown as owned by Mrs. Considine prior to the offering is comprised of (i) 74,743 shares of Common Stock and (ii) 157,698 shares of Common Stock issuable in exchange for an equal number of OP Units. The number of shares offered hereby is comprised of 157,698 shares of Common Stock issuable in exchange for an equal number of OP Units.

(7) Mr. Considine is the President and sole owner of Considine Investment Co. The number of shares shown as owned by Considine Investment Co. prior to the offering is comprised of (i) 114,681 shares of Common Stock and (ii) 179,735 shares of Common Stock issuable in exchange for an equal number of OP Units. The number of shares offered hereby is comprised of (i) 114,681 shares of Common Stock and (ii) 154,387 shares of Common Stock issuable in exchange for an equal number of OP Units.

(8) Mr. Considine is the general partner of, and holds a 0.5% ownership interest in, Titahotwo Limited Partnership, RLLLP. The number of shares shown as owned by Titahotwo Limited Partnership, RLLLP prior to the offering is comprised of (i) 1,195,500 shares of Common Stock and (ii) 2,300 shares of Common Stock issuable in exchange for an equal number of OP Units. The number of shares offered hereby is comprised of 2,300 shares of Common Stock issuable in exchange for an equal number of OP Units.

(9) Mr. Considine is a member of the Board of Directors and the Secretary of the Considine Family Foundation. The number of shares shown as owned by the Considine Family Foundation prior to the offering is comprised of 98,963 shares of Common Stock, of which 63,278 shares are offered hereby.


         The date of this Prospectus Supplement is September 22, 2005.